Exhibit 99.1
Brightpoint Announces Increase and Extension of Existing Share Repurchase Program
•	Program Increased by an additional $25 million and Extended until December 31, 2012
INDIANAPOLIS — November 9, 2010 — Brightpoint, Inc. (Nasdaq: CELL) today announced that the Company’s board of directors has approved the increase of its previously announced share repurchase plan by an additional $25 million (“Amended Share Repurchase Program”). The Amended Share Repurchase Program was increased to an aggregate of $130 million from the existing $105 million. Under the Amended Share Repurchase Program a total of up to an additional $36.6 million of share repurchases will be available based upon the existing $11.6 million remaining available under the previously existing share repurchase program. The issued and outstanding common stock repurchased under the Amended Share Repurchase Program shall be designated as Treasury Shares, and may be effected from time to time depending on market conditions through open market or privately negotiated transactions or otherwise in accordance with, and subject to, the provisions of Rule 10(b)-18. The Amended Share Repurchase Program will expire on December 31, 2012.
About Brightpoint, Inc.
Brightpoint, Inc. (Nasdaq:CELL) is a global leader in providing supply chain solutions to leading stakeholders in the wireless industry. In 2009, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 2,700 employees in more than 25 countries. In 2009, Brightpoint generated revenue of $3.2 billion. Brightpoint provides distribution and customized services to more than 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.
Contact
Brightpoint, Inc.
Anthony Boor
317-707-2355